FOR IMMEDIATE RELEASE

For further information, Contact:

Douglas A. Murphy
President and Chief Executive Officer
or
Richard N. McCombs
Executive Vice President
(281) 272-8800

American Rice, Inc. Reports Year-End Reserves

Houston, Texas, June 19--- American Rice, Inc. ("ARI") announced today that for FY 1998 ending March 31, 1998, it would be writing off certain unproductive assets on its balance sheet and taking reserves for restructuring expenses. ARI also announced that Mr. Gerald D. Murphy is no longer the Chairman and a Director of ARI. The Board of Directors has not replaced Mr. Gerald Murphy as Chairman yet but is consulting with shareholders, bondholders and bankers before doing so.

As part of its restructuring plan announced on April 20, 1998, ARI will be expensing $10.3 million unamortized financing expenses associated with its $100 million 13% mortgage notes due 2002. ARI is currently in default on these notes as it has not paid the semi-annual interest payment due February. In addition, ARI will be taking non-cash reserves to cover the risks associated with the collectability of the debt owed ARI by ERLY Industries, the recent $ 7 million judgment (including interest) against the Company in the Kingwood Lakes South litigation and is considering additional reserves associated with its restructuring plan.

Mr. Douglas A. Murphy stated, "These adjustments are necessary in order for ARI to take the next step in its restructuring process. The Company has been aggressively implementing its turn-around plan and is optimistic that it will be reversing the trend of losses very soon. A great deal of the future success of the Company depends on the completion of the restructuring steps."

ARI announced on April 20 a restructuring plan to divest certain divisions and focus selling rice to its core branded markets in the US, Saudi Arabia and Japan. Major cost reductions are being implemented in order to reverse the operating losses experienced during the last 12 months.

ARI is listed under the symbol "RICE" on the NASDAQ Small Capitalization market.